U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2009

American Capital, Ltd.

(Exact name of registrant as specified in its charter)

DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Bethesda Metro Center, 14th Floor Bethesda, MD 20814

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (301) 951-6122

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.02.	Termination of a Material Definitive Agreement.

Termination of Secured Credit Facility

On February 27, 2009, American Capital, Ltd. and its wholly-owned subsidiary ACS Funding Trust I (collectively, “American Capital”) notified Wachovia Capital Markets, LLC (“Wachovia”) of its intention to terminate American Capital’s $500 million secured warehouse facility under the Third Amended and Restated Loan Funding and Servicing Agreement by and among American Capital, Ltd., as the servicer, ACS Funding Trust I, as the borrower, Wachovia, as the deal agent, the Lenders and Lender Agents party thereto and Wells Fargo Bank, National Association, as the backup servicer and as the collateral custodian, as amended from time to time (the “Agreement”). All borrowings under the facility were repaid during the third quarter of 2008, and had not been redrawn since that time. The facility was secured by certain debt investments made by American Capital and charged interest on borrowings outstanding at one-month LIBOR plus a spread of 2.50%. There was also an unused facility fee of 0.50%.

American Capital terminated the Agreement in connection with its effort to further de-lever its balance sheet and to reduce its overall borrowing costs. American Capital did not incur any early termination fees or penalties as a result of the termination of the Agreement, which was effective on March 12, 2009.

The lenders under the facility were Variable Funding Capital LLC, Wachovia Bank, National Association, Charta, LLC, Citibank, N.A., Three Pillars Funding LLC and SunTrust Bank. American Capital’s ability to make draws under the Agreement would have expired as of September 7, 2009.

Each of Wachovia Capital Markets, LLC, Citibank, N.A., and SunTrust Bank and/or their affiliates have also performed investment banking and advisory services for the Company from time to time for which they have received customary fees and expenses. In addition, each of Wachovia Capital Markets, LLC, Citibank, N.A. and SunTrust Bank and/or their affiliates, may, from time to time, engage in transactions or perform services for the Company in the ordinary course of their business.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.

Dated: March 18, 2009	By:	/s/ SAMUEL A. FLAX
Samuel A. Flax Executive Vice President, General Counsel and Secretary

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